Exhibit (a)(5)(iii)

COMPUCREDIT HOLDINGS CORPORATION

ANNOUNCES RESULTS OF “MODIFIED DUTCH AUCTION” TENDER OFFER TO

PURCHASE

UP TO $100,000,000 TOTAL PURCHASE PRICE OF ITS OUTSTANDING

3.625% CONVERTIBLE SENIOR NOTES DUE 2025

AND

SHARES OF ITS COMMON STOCK

ATLANTA, GA, May 20, 2010 — CompuCredit Holdings Corporation (NASDAQ: CCRT) (“CompuCredit”) today announced the results of its “Modified Dutch Auction” cash tender offer, in which CompuCredit offered to purchase for cash (i) its outstanding 3.625% Convertible Senior Notes due 2025 (the “Notes”), up to the aggregate principal amount of Notes equal to a total purchase price of $100.0 million (the “Tender Cap”), and (ii) shares of its outstanding common stock, no par value per share (the “Common Stock” and, together with the Notes, the “Securities”), in a number of shares equal to the number of such shares allowable for purchase from the Tender Cap remaining (if any) after deducting from the Tender Cap the total purchase price of the Notes actually purchased pursuant to the tender offer. In the tender offer, CompuCredit offered to purchase the Notes at a price (in multiples of $0.50 per $1,000 principal amount) not greater than $600 nor less than $550 per $1,000 principal amount of such Notes, plus accrued and unpaid interest thereon, and offered to purchase shares of Common Stock, if any, at a purchase price of $7.00 per share. The tender offer expired at 11:59 p.m., New York City time, on May 14, 2010.

Based on the count by American Stock Transfer & Trust Company, LLC, the Depositary for the tender offer, $24,766,000 aggregate principal amount of Notes and 42,370,155 shares of Common Stock were validly tendered and not withdrawn in the tender offer.

In accordance with the terms and conditions of the tender offer and based on the count by the Depositary, CompuCredit has accepted for payment $24,766,000 aggregate principal amount of Notes at a purchase price of $595 per $1,000 principal amount of such Notes, for a total cost of approximately $14,735,770 for such Notes, excluding accrued interest thereon, and has accepted for payment 12,180,604 shares of Common Stock at a purchase price of $7.00 per share, for a total cost of approximately $85,264,230 for such Common Stock, in each case, excluding fees and other expenses in connection with the tender offer, for an aggregate total cost of approximately $100,000,000 for the Securities (excluding accrued interest on the Notes and fees and other expenses in connection with the tender offer).

The aggregate principal amount of Notes that CompuCredit has purchased represents approximately 12% of the currently outstanding principal amount of such Notes. The number of shares of Common Stock that CompuCredit has purchased represents approximately 24% of the shares of Common Stock outstanding.

American Stock Transfer & Trust Company, LLC served as Depositary for the tender offer and Morrow & Co., LLC served as Information Agent for the tender offer. Questions regarding the tender offer may be directed to the Information Agent at (800) 607-0088 (toll free) and (800) 662-5200 (for banks and brokerage firms).

About CompuCredit

CompuCredit is a specialty finance company and marketer of branded credit cards and related financial services. CompuCredit provides these services to consumers who are underserved by traditional financial institutions. Through corporate and affinity contributions focused on the underserved and un-banked communities, CompuCredit also uses its financial resources and volunteer efforts to address the numerous challenges affecting its customers. For more information about CompuCredit, visit www.CompuCredit.com.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. These statements are based on current expectations, estimates and projections about the industry and markets in which CompuCredit operates, management’s beliefs, and assumptions made by management. It is important to note that CompuCredit’s actual results could differ materially from those projected in such forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Reference is made to CompuCredit’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact CompuCredit’s performance.